Exhibit 10.6

FINTECH ACQUISITION CORP. VI

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

June 23, 2021

FinTech Masala, LLC

2929 Arch Street, Suite 1703

Philadelphia, PA 19104

Re:       Administrative Services Agreement

Gentlemen:

This letter agreement by and between FinTech Acquisition Corp. VI (the “Company”) and FinTech Masala, LLC (“Masala”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the Nasdaq Capital Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) Masala or one of its affiliates or designees shall make available to the Company, at 2929 Arch Street, Philadelphia, PA (or any successor location of Masala or its affiliates or designees), certain office space, utilities and shared personnel support services as may be reasonably requested by the Company. In exchange therefor, the Company shall pay Masala or its affiliate or designee the sum of $32,500 per month on the Listing Date and continuing monthly thereafter until the Termination Date; and

(ii) Masala hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public stockholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future as a result of, or arising out of, this letter agreement, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the Commonwealth of Pennsylvania, without giving effect to its choice of laws principles.

[Signature page follows]

Very truly yours,

FINTECH ACQUISITION CORP. VI

By:	/s/ James J. McEntee, III
	Name:	James J. McEntee, III
	Title:	President and Secretary

AGREED TO AND ACCEPTED BY:

FINTECH MASALA, LLC

By:	/s/ Daniel G. Cohen
	Name:	Daniel G. Cohen
	Title:	President

[Signature Page to Administrative Services Agreement]